Exhibit 10.18

MEMORANDUM OF UNDERSTANDING

This binding Memorandum of Understanding (“MOU”), dated as of July 14, 2014, by and among MetaStat, Inc., a Nevada corporation with offices at 8 Hillside Drive, Suite 207, Montclair, New Jersey (“MetaStat” or the “Licensor”), MetaStat BioMedical, Inc., a Delaware corporation and a wholly-owned subsidiary of MetaStat (the “Subsidiary”), and Northstar Beacon, LLC, a Delaware limited liability company (“NORTHSTAR”), which is entering into this MOU with the express understanding and agreement among all the Parties (as defined below) that NORTHSTAR will be assigning all of its right, title and interest in this MOU to ASET Therapeutics, LLC, a California limited liability company with offices at 1350 Treat Blvd., Suite 400, Walnut Creek, CA 94597 (“ASET”), which has not yet been formed (for purposes hereof, all references to the “Licensee” herein shall refer to NORTHSTAR and, upon its assignment of rights hereunder to ASET, shall refer to ASET, and NORTHSTAR, ASET, MetaStat (or the Licensor) and the Subsidiary, shall be collectively referred to herein as the “Parties”), sets forth certain understandings, rights and obligations of the Parties with respect to the proposed acquisition by Licensee of certain assets of Licensor and the grant by Licensor to Licensee of an exclusive assignment and/or license of certain of Licensor’s therapeutic assets (collectively, the “Assets”).

1.                      Assets; Scope of Assignment/License Agreement; Type of License; Licensed Technology.

(a)                       The Assets shall include an assignment and/or sublicense of all rights and obligations under MetaStat’s existing Therapeutic License Agreement with the Massachusetts Institute of Technology and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology, Albert Einstein College of Medicine of Yeshiva University, and Montefiore Medical Center as of December 7, 2013 (the “Alternative Splicing Therapeutic License Agreement”). Notwithstanding the foregoing to the contrary, the License Agreement (as defined below) shall provide that MetaStat shall have the right of first refusal to commercialize any companion diagnostic or biomarker arising from the work performed by ASET under the License Agreement (the “Companion Diagnostics”), pursuant to a royalty-free, worldwide, exclusive sublicense on industry standard terms. At ASET’s request, the Parties shall negotiate in good faith and on commercially reasonable terms a sublicense to the Licensee relating to the Companion Diagnostics developed for ASE Targets in all fields, worldwide.

(b)                       The assignment and/or sublicense agreement (the “License Agreement”) shall cover the assignment and/or license of technology for developing alternative splicing platform and intellectual property for therapeutics and Companion Diagnostic use pursuant to the Alternative Splicing Therapeutic License Agreement.

(c)                       The License Agreement shall include an exclusive sublicense, with the right to sublicense through multiple tiers, to the MIT ASE and patent WO 2012/116248 A1, combined with the release of the principals of Licensee from existing non-compete agreements allowing Licensee (and its principals) freedom to operate in discovery and development of ASE therapeutics and the discovery and use of Companion Diagnostics for ASE targets pursuant to the Alternative Splicing Therapeutic License Agreement.

(d)                       The assigned and/or licensed technology (the “Licensed Technology”) shall include:

(i)                      Alternative Splicing Event (“ASE”) technology based on International Patent Application WO 2012/116248 A1 entitled "Alternatively Spliced mRNA Isoforms as Prognostic and Therapeutic Tools for Metastatic Breast Cancer and Other Invasive/Metastatic Cancers"; and

(ii)                      Technology and know-how stemming from all ASE discovery work carried out in MetaStat company labs at SUNY Stony Brook from September 2013 through the date of execution of the definitive License Agreement.

         (e)           The Parties agree that the structure relating to the transfer of the Assets as contemplated by this MOU may be modified to satisfy the intent of the Parties to have the Licensee acquire the Assets as contemplated herein.

2. Field of Use; Territory; Term of License.

(a)           Field of Use: Make, use and sell all therapeutic compounds, all ASE targets for therapeutic use and drug discovery in all fields, worldwide; and make and use all Companion Diagnostics developed for ASE targets in all fields, worldwide.

(b)           The territory shall be worldwide and the term of the License Agreement shall be equal to the life of the patents, including any extensions thereto.

3. Performance Obligations of Licensee.

    (a)           The Licensee shall use its best efforts to:

(i)       Increase its existing capitalization with $1.25 million in new equity, the proceeds of which shall be invested as set forth herein in MetaStat's next equity or equity-linked financing based on the terms previously provided by MetaStat to ASET (the “Subsequent Financing”);

(ii)      Establish drug discovery capabilities within twelve (12) months from execution of the License Agreement;

(iii)     Increase its capitalization by raising an additional $2.75 million (excluding the $1 million preferred equity investment in ASET by MetaStat and any proceeds received by ASET from the sale of MetaStat securities) in equity financing for the drug discovery platform within two (2) years of the execution of the License Agreement;

(iv)     Have an ASE program ready for first clinical trial use by the date that is forty-eight (48) months from execution of the License Agreement; and

(v)     Provide annual reports on the development and commercialization of the Licensed Technology and, upon commencement of sales, royalty reports to Licensor, which reports shall be due by December 31st of each calendar year.

      (b)           With respect to the Companion Diagnostics, the Licensee shall use its best efforts to:

(i)       Promote, market and commercially develop the products and exploit the technology effectively;

(ii)      Conduct basic research to develop possible target Companion Diagnostics for the field of use;

(iii)     Make available the exclusive cross-licensing rights for Licensee’s Companion Diagnostics programs pursuant to a royalty-free, worldwide, exclusive sublicense; and

(iv)     Provide annual reports on the development and commercialization of the Licensed Technology and, upon commencement of sales, royalties reports to Licensor, which reports shall be due by December 31st of each calendar year.

4. Performance Obligations of Licensor.  The Licensor shall:

(a) Sign confidentiality and non-compete agreements with Licensee concurrently with the execution of the License Agreement.

(b) Within 120 days following the date hereof, Licensor shall make a $1 million preferred stock equity investment in exchange for a 20% equity interest (on a fully diluted, as converted basis) in ASET for use in developing the ASE therapeutics platform and drug discovery programs.  MetaStat shall maintain its 20% equity ownership in ASET until such time that ASET raises an aggregate of $4,000,000 in equity or in a financing in which ASET issues securities convertible into equity (including the $1 million received from Licensor, but excluding any proceeds received by ASET from the sale of MetaStat securities).  After such time, MetaStat shall be diluted proportionately with all other equity holders of ASET.  The preferred stock shall contain standard anti-dilution  protection provisions (including as stated above).

5. Payment Schedule.  Payments due to Licensor hereunder shall be paid within ninety (90) days of receipt of non-contingent funds.  Royalty payments shall be due every 31st of March.  Penalty for late payments is one percent (1%) per month.

6. Patent Management; Patent Infringements; Improvements.

(a) The Licensee  shall be responsible for management of the patents which are the subject of the Licensed Technology.

(b) The Licensee shall be responsible for all necessary actions to mitigate or address infringement of any patents which are the subject of the Licensed Technology; provided, however, that any costs incurred by Licensee in defending, prosecuting, mitigating or addressing any claims with respect to any patent that is the subject of the Licensed Technology shall be borne equally by the Licensor and the Licensee.  It shall be the Licensee’s decision to take action or not in case of infringement of patents.  Any compensation received for infringement of Licensee’s patent rights belongs to Licensee.

(c) The Licensor may continue research of the ASE Companion Diagnostic technology, including making any improvement or adaptation to the technology, without the consent of Licensee.  Licensor will notify Licensee prior to seeking any patent protection for such improvements but will retain full ownership of any intellectual property arising from such improvements consistent with any agreements between Licensor and Licensee.  Subject to the terms herein, Licensor grants Licensee an exclusive sublicense, with the right to sublicense through multiple tiers, to the improvements.

7. Board Representation; Lock-up Agreement; CEO Oversight Role; Other Matters.

(a) So long as MetaStat owns at least ten percent (10%) of the outstanding equity interests of ASET (on a fully diluted, as converted basis), MetaStat shall have the right to designate one member of ASET’s board of directors or similar governing body.  The initial board of ASET shall consist of no more than five (5) members.  Any such member designated by MetaStat shall be reasonably acceptable to ASET.

(b) NORTHSTAR hereby agrees that, without the prior consent of MetaStat, neither NORTHSTAR nor its affiliates will sell, transfer or otherwise dispose of any securities of MetaStat (either currently held or acquired in the Subsequent Financing or any other financing) for a period of one (1) year following the date of the License Agreement.

(c) MetaStat’s current chief executive officer shall provide an oversight function to ASET for six months following the execution of the License Agreement; it being expressly understood, however, that such function shall not include decision making authority.

(d) To assist in a smooth transition at MetaStat, Dr. David Epstein shall continue to serve as a director of MetaStat for six (6) months following execution of the License Agreement (subject to an additional six (6) month extension in the event that MetaStat has not found a suitable replacement), it being expressly understood, however, that (A) the non-compete provision of Dr. Epstein’s current advisory agreement (the “Advisory Agreement”) will be waived following the execution of the License Agreement solely with respect to the transactions contemplated hereby and (B) all necessary corporate and board authorizations of MetaStat are given to permit Dr. Epstein to serve as director of Licensee at the same time.  Following the execution of the License Agreement, Dr. Epstein shall no longer be entitled pursuant to the Advisory Agreement to any advisory fees and any performance shares that have not vested pursuant to the terms thereto as of such date shall be cancelled.  Notwithstanding the foregoing to the contrary, Dr. Epstein shall be entitled to (i) any accrued but unpaid advisory fees owed to him prior to the execution of the License Agreement and (ii) director compensation pursuant to his role as a member of MetaStat’s board of directors on substantially the same terms as other similarly situated members of the board of directors as solely determined by MetaStat’s compensation committee.

(e) ASET shall grant to MetaStat the right to participate in all future financings of ASET in which ASET issues equity or securities convertible into equity up to an amount that permits MetaStat to maintain its twenty percent (20%) equity ownership interest in ASET (on a fully diluted, as converted basis); provided, however, in the event MetaStat does not make a minimum investment in a future financing of ASET equal to at least the lesser of (i) $250,000 and (ii) an amount required to maintain its twenty percent (20%) equity ownership interest in ASET (on a fully diluted, as converted basis), this participation right shall terminate.

8.           Financial Obligations of Licensee.

(a)           Promptly upon execution of this MOU, NORTHSTAR shall invest $250,000 in the Subsequent Financing.

(b)           Promptly upon execution of the License Agreement, NORTHSTAR (or its affiliates)  shall invest an additional $250,000 in the Subsequent Financing and shall invest an additional $750,000 in the Subsequent Financing (or a separate financing on substantially similar terms) within 90 days of the date thereof, but in no event later than 120 days following the execution of this MOU.  In the event NORTHSTAR (or its affiliates) does not invest an aggregate of $1.25 million in MetaStat by the end of such 120 day period, the License Agreement shall terminate and the Assets shall automatically revert back to MetaStat and Dr. Epstein shall again be subject to the same non-compete agreement currently contained in his Advisory Agreement with MetaStat.

(c)           In consideration for the sale by Licensor of all of the equipment located at Stony Brook (which are part of the Assets), Licensee shall issue to Licensor a promissory note in the principal amount of $100,000 (it being understood, however, that such amount represents the value for all such equipment and in the event that Licensee determines that it does not need all such equipment, then the Licensee shall have the right to sell or dispose of such equipment and keep any proceeds therefrom).

  (d)           The financial obligations of the Licensee under the License Agreement are as follows:

(i)           Milestone payments (one-time payment) received by Licensee from Licensed Technology:

(A)	Ten (10%) percent of any first industry corporate milestone payment.

(B)	Sublicensing Revenue (on a product-by-product basis) from Licensed Technology: ten percent (10%) of net Licensee payment less pro-rata development and ASET therapeutics costs.

(C)	Proceeds from Sale of Licensed Technology: ten percent (10%) percent of net proceeds received by Licensee upon sale of the ASE drug discovery Technology business to a third party.

(D)
Upon a sale or sublicense of any product derived from the Licensed Technology, MetaStat shall earn a milestone payment equal to ten percent of the sales proceeds or license fee received by Licensee (less any ASET costs).

(ii)           Annual Royalties from Licensed Technology: one percent (1%) of the net Licensee sales amount but in no event less than 0.75% of gross sales.

(iii)           It is expressly agreed and understood that the above payments assume that the fees or milestone payments are generated by the sale or license of exclusively the Licensed Technology and in the event that the Licensed Technology is combined with any technology that is not the Licensed Technology, then the payments due to Licensor hereunder shall be reduced pro-rata to reflect the relative proportion that the Licensed Technology bears to the total licensed product being sold or licensed.

(e)           With respect to the Companion Diagnostics, the financial obligations of the Licensee are as follows:

(i)           For Products Developed Outside Licensor:  Annual Royalties from Licensed Technology: one percent (1%) of the net Licensee sales amount but in no event less than 0.75% of gross sales.

9.           Break-Up Fee; Failure to Enter into License Agreement.

(a)           The Parties intend for this MOU to be binding and NORTHSTAR has agreed to make the initial equity investment in MetaStat under Section 8(a) above in reliance upon the occurrence of a mutual execution of the License Agreement within the time periods provided herein.  Accordingly, prior to entering into the License Agreement, in the event MetaStat’s board of directors (i) determines to pursue and fund its therapeutics program on its own, or (ii) breaches Section 11(b) hereof, MetaStat shall promptly pay to the Licensee a break-up fee in cash in immediately available funds in an amount equal to $1,350,000.

 (b)           In the event the Parties fail to enter into the License Agreement within forty-five (45) days of the date hereof after a reasonable good-faith negotiation by the Parties, ASET shall be entitled, at its sole option, to rescind all or a portion of its equity investment in MetaStat; provided, however, in the event the Parties are in the process of good faith negotiations at the end of such forty-five (45) day period, MetaStat shall have the right to extend the period to finalize negotiation and execute the License Agreement for an additional forty-five (45) days, and ASET shall not be entitled to rescind all or a portion of its equity investment in MetaStat until the expiration of such additional forty-five (45) day period.  In the event that any such extension is granted hereunder, then the 90 day period set forth in Section 8(b) shall also be extended by the same number of days.

10.           Continuation of SUNY Stony Brook operations.   MetaStat shall pay for all on-going operations and expenses at SUNY Stony Brook from the date hereof until the date of funding of MetaStat’s $1,000,000 preferred equity investment in ASET, subject to a cap of $50,000 per full calendar month; provided, however, that all payments made by MetaStat pursuant to this Section 10 shall be credited towards MetaStat’s $1,000,000 preferred equity investment in ASET.  In the event of the failure to sign the License Agreement, MetaStat alone shall be liable for all costs incurred in operating the lab at SUNY Stony Brook.

11.           Other Matters; General Provisions.

(a)           Following execution of this MOU, the Parties will allow each other to conduct such due diligence relating to the Assets as the Parties deem necessary or desirable in order to effectuate the transactions contemplated hereby.

(b)           Until the date that is forty-five (45) days following the date hereof, MetaStat, nor any of its officers, employees, directors, representatives or affiliates shall directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale or transfer of the Assets, including in connection with a merger or other business combination.  Notwithstanding the immediately preceding sentence, in the event the Parties are in the process of good faith negotiations at the end of such forty-five (45) day period, and the Parties agree to extend the period to execute the License Agreement, then these non-solicit provisions will remain in force  until the License Agreement is signed and executed or this MOU is terminated.

(c)           The License Agreement shall contain any provisions required pursuant to the terms of the existing Alternative Splicing Therapeutic License Agreement.

(d)           The prior written consent of the licensors under the Alternative Splicing Therapeutic License Agreement shall have been obtained prior to the execution of the License Agreement.

(e)           The License Agreement shall contain a provision requiring the prior written consent of the Licensor with respect to any transfer or collateralization of the Assets, such consent not to be unreasonably withheld.

(f)           The Parties shall use their best efforts to execute the License Agreement and consummate the transactions contemplated hereby on commercially reasonable terms within 45 days of the date hereof; provided, however, in the event the Parties are in the process of good faith negotiations at the end of such forty-five (45) day period, MetaStat shall have the right to extend the period to finalize negotiation and execute the License Agreement for an additional forty-five (45) days.

(g)           Each Party agrees to pay its own legal fees and expenses incurred by such  Party in connection with the preparation, negotiation and execution of the License Agreement and related transaction documents.

(h)           In the event that any one or more of the provisions of this MOU shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maximum extent compatible with applicable law.

(i)           This MOU and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this MOU; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, including as specifically provided in the first paragraph of this MOU.  No representations, warranties, inducements, promises or agreements, oral or written, by or among the Parties not contained herein shall be of any force of effect.  The MOU and its rights and obligations hereunder may not be assigned without the explicit prior written consent of the other Party, which may be withheld for any reason or no reason.

(j)           This MOU shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction of the federal court for the Southern District of New York and the New York State Supreme Court located in New York County, New York, in connection with any matter based upon or arising out of this MOU or the matters contemplated herein, and also agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(k)           This MOU may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Delivery by fax or electronic image of an executed counterpart of a signature page to the MOU shall be effective as delivery of an original executed counterpart of this MOU.

[signature page follows]

The parties have executed this MOU as of the date first above written.

METASTAT, INC.

By: /s/ Oscar L. Bronsther
Oscar L. Bronsther M.D., Chief Executive Officer

METASTAT BIOMEDICAL, INC.

By: /s/ Oscar L. Bronsther
Oscar L. Bronsther M.D., Chief Executive Officer

NORTHSTAR BEACON, LLC

By: /s/ David M. Epstein
David M. Epstein, Ph.D.